Exhibit 1

Amended Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of an Amendment No. 1 of the Statement on Schedule 13D dated July 29, 2022 (including amendments thereto) with respect to the Common Stock of U.S. Energy Corp. This Amended Joint Filing Agreement shall be filed as an Exhibit to such Amendment No. 1. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such Statement, and for the completeness and accuracy of the information concerning him or it contained in such Statement and any amendments thereto, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

July 29, 2022

Synergy Offshore, LLC

By:	/s/ Duane H. King
Name:	Duane H. King
Title:	Chief Executive Officer

King Oil and Gas, LLC

By:	/s/ Duane H. King
Name:	Duane H. King
Title:	President

Duane H. King

X:	/s/ Duane H. King

Lee Hightower

X:	/s/ Lee Hightower

Hightower 2021 Descendants’ Trust

By:	/s/ Lee Hightower
Name:	Lee Hightower
Title:	Trustee

Melanie Hightower 2021 Family Trust

By:	/s/ Melanie Hightower
Name:	Melanie Hightower
Title:	Trustee